Exhibit 10.2

OTTER TAIL CORPORATION
2014 STOCK INCENTIVE PLAN
2014 RESTRICTED STOCK AWARD AGREEMENT
FOR EXECUTIVE OFFICERS

This Restricted Stock Award Agreement for Executive Officers is between Otter Tail Corporation, a Minnesota corporation (the “Corporation”), and the person named in the attached Restricted Stock Award Certificate who is an Executive Officer of the Corporation effective as of the date of grant (the “Grant Date”) set forth in the attached Restricted Stock Award Certificate.

WHEREAS, the Corporation, pursuant to the Otter Tail Corporation 2014 Stock Incentive Plan (the “Plan”), wishes to award to the Executive Officer a number of the Corporation’s Common Shares, par value $5.00 per share (the “Common Shares”), subject to certain restrictions and on the terms and conditions contained in this Agreement and in the attached Restricted Stock Award Certificate, which is made a part hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Corporation and the Executive Officer hereby agree as follows:

1.           Award of Restricted Stock. The Corporation hereby grants to the Executive Officer, effective as of the Grant Date, an award of restricted stock for that number of Common Shares set forth in the attached Restricted Stock Award Certificate (the “Shares”), on the terms and conditions set forth in this Agreement, the Restricted Stock Award Certificate and the Plan.

2.           Rights of the Executive Officer with Respect to the Shares. With respect to the Shares, the Executive Officer shall be entitled at all times on and after the date of issuance of the Shares to exercise the rights of a shareholder of Common Shares of the Corporation, including the right to vote the Shares and the right to receive dividends thereon as provided in Section 8 hereof, unless and until the Shares are forfeited pursuant to Section 5(b) hereof. The rights of the Executive Officer with respect to the Shares shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the Shares lapse, in accordance with Section 3, 4 or 5(a) hereof.

3.           Vesting. Subject to the terms and conditions of this Agreement, the Shares shall vest, and the restrictions with respect to the Shares shall lapse, in installments on the dates and in the amounts set forth in the attached Restricted Stock Award Certificate if the Executive Officer remains continuously employed by the Corporation until the respective vesting dates.

4.           Change of Control. Notwithstanding the vesting provision contained in Section 3 above, but subject to the other terms and conditions set forth herein, upon the occurrence of a Change of Control (as defined below) prior to any termination of the Executive Officer’s employment, the Executive Officer shall become immediately and unconditionally vested in all of the Shares, and the restrictions with respect to all of the Shares shall lapse. As used herein, “Change of Control” shall mean any of the following events:

  (a)            The acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation or any of its Affiliates, or any employee benefit plan of the Corporation and/or one or more of its Affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either the then outstanding Common Shares or the combined voting power of the Corporation’s then outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of at least three-quarters of the Continuing Directors (as hereinafter defined); or

  (b)             Individuals who, as of the Grant Date, constitute the Board of Directors of the Corporation (generally the “Directors” and as of the Grant Date the “Continuing Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the Grant Date whose nomination for election was approved in advance by a vote of at least three-quarters of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be deemed to be a Continuing Director; or

  (c)            The approval by the shareholders of the Corporation of a reorganization, merger, consolidation, liquidation or dissolution of the Corporation or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by a vote of at least three-quarters of the Continuing Directors;

  (d)            The first purchase under any tender offer or exchange offer (other than an offer by the Corporation or any of its Affiliates) pursuant to which Common Shares are purchased; or

  (e)            At least a majority of the Continuing Directors determines in their sole discretion that there has been a change in control of the Corporation.

5.           Additional Vesting Rules; Forfeiture.

  (a)            If the Executive Officer ceases to be employed by the Corporation by reason of disability (as determined under any long-term disability program then maintained by the Corporation that is applicable to the Executive Officer), retirement (normal or early retirement under any retirement plan of the Corporation that is applicable to the Executive Officer) or death prior to the vesting of the Shares pursuant to Section 3 or 4 hereof, the Executive Officer or the Executive Officer’s legal representatives, beneficiaries or heirs, as the case may be, shall become immediately vested, as of the date of such disability, retirement or death, in all of the unvested Shares, and the restrictions with respect to all of such Shares shall lapse. No transfer by will or the applicable laws of descent and distribution of any Shares which vest by reason of the Executive Officer’s death shall be effective to bind the Corporation unless the Compensation Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Compensation Committee may deem necessary to establish the validity of the transfer.

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  (b)             If the Executive Officer’s employment relationship with the Corporation ceases for reasons other than disability, retirement or death prior to the vesting of the Shares pursuant to Section 3 or 4 hereof, the Executive Officer’s rights to all of the unvested Shares shall be immediately and irrevocably forfeited, including the right to vote such Shares and the right to receive cash dividends.

6.           Restriction on Transfer. Until the Shares vest pursuant to Section 3, 4 or 5(a) hereof, none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares.

7.           Issuance and Custody of Certificates.

  (a)            The Corporation shall cause to be issued uncertificated book-entry shares, registered in the Executive Officer’s name, representing the Shares. These Shares shall be held as restricted Shares until the vesting dates, be subject to an appropriate stop-transfer order and shall bear the following restrictive legend:

“The Common Shares represented by book-entry are subject to forfeiture and are subject to the restrictions against transfer as contained in the Otter Tail Corporation 2014 Stock Incentive Plan and a Restricted Stock Award Agreement between Otter Tail Corporation and the registered owner of such shares. Release from such restrictions, terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, copies of which are on file in the office of the Secretary of Otter Tail Corporation.”

  (b)            Upon execution of this Agreement, the Executive Officer shall execute and deliver to the Corporation a stock power or stock powers relating to the Shares.

  (c)            After any Shares vest pursuant to Section 3, 4 or 5(a) hereof, and following payment of the applicable withholding taxes pursuant to Section 9 hereof, the Corporation shall promptly cause to be issued a certificate or certificates, registered in the Executive Officer’s name or in the name of the Executive Officer’s legal representatives, beneficiaries or heirs, as the case may be, representing such vested Shares (less any shares withheld to pay withholding taxes), free of the legend provided in Section 7(a) hereof and any stop-transfer order with respect to such Shares, and shall cause such certificate or certificates to be delivered to the Executive Officer or the Executive Officer’s legal representatives, beneficiaries or heirs, as the case may be.

8.           Distributions and Adjustments.

  (a)            If any Shares vest in the Executive Officer subsequent to any change in the number or character of the Common Shares of the Corporation (through recapitalization, stock split, stock dividend, reorganization, merger, consolidation or otherwise), the Executive Officer shall then receive upon such vesting the number and type of securities or other consideration which the Executive Officer would have received if such Shares had vested prior to the event changing the number or character of the outstanding Common Shares.

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  (b)            Any additional Common Shares of the Corporation, any other securities of the Corporation and any other property (except for cash dividends or other cash distributions) distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares to which they relate and shall be promptly deposited with the Secretary of the Corporation or a custodian designated by the Secretary.

  (c)            Any cash dividends or other cash distributions payable with respect to the Shares shall be distributed to the Executive Officer at the same time cash dividends or other cash distributions are distributed to shareholders of the Corporation generally.

9.           Income Tax Matters.

  (a)             The Executive Officer acknowledges that the Executive Officer will consult with the Executive Officer’s personal tax advisor regarding the income tax consequences of the grant of the Shares, payment of dividends on the Shares and the vesting of the Shares or any other matters related to this Agreement. In order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Executive Officer, are withheld or collected from the Executive Officer.

  (b)            In accordance with the terms of the Plan, and such rules as may be adopted by the Compensation Committee under the Plan, you may elect to satisfy your federal and state income tax withholding obligations arising from the receipt of the Shares by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the order of the Corporation, (ii) having the Corporation withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of the employer’s minimum statutory withholding requirements, or (iii) delivering to the Corporation Common Shares having a Fair Market Value equal to the amount of such taxes. The Corporation will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share. Your election must be made on or before the date that the amount of tax to be withheld is determined.

10.         Miscellaneous.

  (a)             Nothing contained in this Agreement or the Plan shall confer on the Executive Officer any right to continue in the employ of the Corporation or affect in any way the right of the Corporation to terminate the employment of the Executive Officer at any time.

  (b)             The Corporation shall not be required to deliver any Shares until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Corporation to be applicable are satisfied.

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  (c)            This Agreement is subject to the terms of the Plan. Terms used in this Agreement which are not defined herein shall have the respective meanings given to such terms in the Plan. A copy of the Plan is available to the Executive Officer upon request.

  (d)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof.

  (e)            Headings in this Agreement are for convenience of reference only and shall not be deemed in any way to be material or relevant to the construction or interpretation of this Agreement or any provision hereof.

  (f)             THIS RESTRICTED STOCK AWARD AGREEMENT FOR EXECUTIVE OFFICERS IS ATTACHED TO AND MADE A PART OF A RESTRICTED STOCK AWARD CERTIFICATE FOR EXECUTIVE OFFICERS AND SHALL HAVE NO FORCE OR EFFECT UNLESS SUCH RESTRICTED STOCK AWARD CERTIFICATE FOR EXECUTIVE OFFICERS IS DULY EXECUTED AND DELIVERED BY THE CORPORATION AND THE EXECUTIVE OFFICER.

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OTTER TAIL CORPORATION

2014 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD CERTIFICATE FOR EXECUTIVE OFFICERS

This certifies the award of restricted stock as specified below which has been granted under the Otter Tail Corporation 2014 Stock Incentive Plan (the “Plan”), the terms and conditions of which are incorporated by reference herein and made a part hereof. In addition, the award shown in this Certificate is nontransferable and is subject to the terms and conditions set forth in the attached 2014 Restricted Stock Award Agreement for Executive Officers of which this Certificate is a part.

[Name and address of recipient]

[Social Security Number of recipient]

You have been granted the following Award:

Grant Type:	Restricted Stock
Number of Common Shares:
Grant Date:	April 14, 2014

Vesting Schedule:
Date	Percentage of Restricted Stock Vested
April 8, 2015	25%
April 8, 2016	25%
April 8, 2017	25%
April 8, 2018	25%

By the Corporation’s and your signature below, it is agreed that this award of restricted stock is governed by the terms and conditions of the 2014 Restricted Stock Award Agreement for Executive Officers, a copy of which is attached and made a part of this document, and the Corporation’s 2014 Stock Incentive Plan.

OTTER TAIL CORPORATION

By:
Edward J. McIntyre
Its: Chief Executive Officer

[Name of recipient]

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